

Yayoi Kusama (b. 1929)



Masterworks agreed to privately acquire the Painting which has remained in the same private collection since it was first created in 2002. Paul Allen's "Infinity Nets (T.W.A)", sold for $4.1 million - setting the auction record for post-2000, white nets.

INVESTMENT THESIS

Initial Offering Price
$2,220,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$3.0m
$2.0m
$1.0m
$0.0m
05
08
11
14
17
20
23

Price Appreciation of Similar Works
21.6%

Sharpe Ratio (1998-2022)	watch video
Yayoi Kusama	▲1.33
All Art	0.52
S&P 500	0.49

99% Progress

INVEST NOW



Yayoi Kusama

(b. 1929)

Why we like this offering

1. Japanese artist Yayoi Kusama's successful career spans over 6 decades, and she is currently among the top 3 most expensive living women artists.
2. Based on data from artprice, Kusama ranked among the top ten artists at auction by turnover in 2022, with $194.6 million in total sales, including Buyer's Premium, making her the top selling female artist by auction turnover.
3. The artist will be featuring new works & an Infinity Mirror Room at David Zwirner, making this the artist's largest gallery exhibition coming this May in New York City.
4. Paul Allen's white "Infinity Nets (T.W.A)," which is larger than the Painting, recently sold for $4,140,000 as part of the "Visionary: The Paul G. Allen Collection Part II" auction sale held at Christies on November 9, 2022, setting a new auction record for a post-2000, white infinity net.
5. Kusama began to paint repetitive and meditative white nets soon after she moved to New York in 1958. Their compositions have no central focus point, and instead consist of intricate, looping brushstrokes that represent the concept of infinity. The nets vary in color and size: the smallest are under a foot tall, while the largest examples exceed nine feet in height.
6. As of July 11, 2023 white "Infinity Nets" executed since the year 2000, which are similar in scale to the Painting, have recently achieved prices in excess of $3 million at auction, including: "Infinity Nets (QNTBH)" (2006) sold for $3,063,093 in April 2023, "Infinity Nets (OXTERAL)" (2008) sold for $3,285,611 in November 2022, and "Infinity-Nets (KYKEY)" (2017) sold for $3,036,088 in March 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$116,948,246	129	$8,800,000

Average Prices



943.1K
707.3K
471.6K
235.8K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year



116.9M
87.7M
58.5M
29.2M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned Sold Unsold



202
151.5
101
50.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$2,220,000**
Offering Circular	**sec.gov/edgar**

Painting



About Yayoi Kusama

Yayoi Kusama (b. 1929, Japan) is considered one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture, and immersive installations.

INVEST NOW

YAYOI
KUSAMA

b. 1929, JAPAN

Acrylic on canvas | 36 × 45 in. (91 × 114 cm.)

Yayoi Kusama is one of the most prolific artists living today. Since the 1950s, Kusama has worked actively in various media, including performance, painting, sculpture and immersive installations.



$2,220,000
INITIAL OFFERING

21.2%
HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

▲1.33
SHARPE RATIO[2]

25.1%
ANNUAL GROWTH OF RECORD PRICE[3]

24.1%
MEDIAN REPEAT SALE PAIR APPRECIATION[4]

The Painting is a quintessential, large-scale example from Yayoi Kusama's iconic "Infinity Nets" series. Kusama began to paint repetitive and meditative white nets soon after she moved to New York in 1958. Their compositions have no central focus point, and instead consist of intricate, looping brushstrokes that represent the concept of infinity. The nets vary in color and size: the smallest are under a foot tall, while the largest examples exceed nine feet in height. Though net paintings from the 1950s and 1960s garner some of the artist's highest auction prices, there is also significant demand for later examples from the series, and many have appreciated significantly since the 2000s. For example, *Infinity Nets (QPOW)* (2006), a white net smaller than the Painting, sold for HKD 9,450,000 ($1,203,825) at Sotheby's, Hong Kong, on October 7, 2022, which represents an annual appreciation rate of 17.7% from its prior sale in September 2019, when it sold for $735,000 at Christie's, New York. Paul Allen's white *Infinity Nets (T.W.A)*, which is larger than the Painting, recently sold for $4,140,000 as part of the "Visionary: The Paul G. Allen Collection Part II" auction sale held at Christies on November 9, 2022, setting a new auction record for a post-2000, white infinity net. As of May 20, 2023 white "Infinity Nets" executed since the year 2000, which are similar in scale to the Painting, have recently achieved prices in excess of $3 million at auction, including: *Infinity Nets (QNTBH)* (2006) sold for HKD 24,045,000 ($3,063,093) at Sotheby's, Hong Kong, on April 5, 2023, *Infinity Nets (OXTERAL)* (2008) sold for HKD 25,650,000 ($3,285,611) at Christie's, Hong Kong, on November 30, 2022, and *Infinity-Nets (KYKEY)* (2017) sold for £2,273,500 ($3,036,088) at Sotheby's, London on March 2, 2022. The Painting's palette, format, and execution make it a commercial and desirable work by Yayoi Kusama.

AS OF MAY 20, 2023, KUSAMA'S TOP AUCTION RECORDS ARE LED BY *UNTITLED (NETS)* (1959), WHICH SOLD ON MAY 18, 2022 FOR $10,496,000 AT PHILLIPS, NEW YORK, *PUMPKIN (LPASG)* (2013), WHICH SOLD ON DECEMBER 1, 2021 AT CHRISTIE'S, HONG KONG FOR HKD 62,540,000 ($8,026,633), AND *INTERMINABLE NET #4* (1959), WHICH SOLD ON APRIL 1, 2019 FOR HKD 62,433,000 ($7,953,215) AT SOTHEBY'S, HONG KONG.

The artist's works are included in numerous public collections, such as the Museum of Modern Art in New York, the Broad Museum in Los Angeles, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the Tate Modern in London, as well as the artist's eponymous museum in Tokyo, among many more. Recent retrospectives of Kusama's work have been mounted by several global institutions, including a 2017 to 2019 traveling exhibition titled "Yayoi Kusama: Infinity Mirrors," which started at the Hirshhorn Museum in Washington D.C. The Hirshhorn organized a second, follow-up exhibition titled "One with Eternity: Yayoi Kusama in the Hirshhorn Collection," which opened in April 2022, and ran through the end of November 2022. A retrospective of over 200 works organized by the Tel Aviv Museum of Art, which was Kusama's first major show in Israel, ran from November 2021 through April 2022. The artist's body of work is premised on repetition, and her recognizable motifs include the "Infinity Nets," "Pumpkins," and immersive installations, such as the "Infinity Mirror Rooms," which patrons have been known to wait hours to experience. Kusama has also collaborated with several luxury brands, including Louis Vuitton and Veuve Clicquot, which have further contributed to her broader recognition and success.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$4M
$3M
$2M
$1M
2005
2007
2008
2009
2011
2012
2013
2015
2016
2017
2019
2020
2021
2023

Yayoi Kusama (b. 1929, Matsumoto, Japan) is a global cultural icon, admired for her installations and longtime exploration of minimalist abstractions, which began in the late 1950s. Kusama has worked actively across various media, including performance, painting, sculpture, and immersive installations. She was born in Matsumoto, Japan in 1929 and began to create art at an early age, as a way to engage with her mental illness. After she arrived in New York in 1957, the artist focused on abstraction, and developed her now infamous "Infinity Nets" series, which garnered early recognition. Kusama exhibited frequently alongside Minimalist and Pop artists, including Donald Judd, Andy Warhol, and Dan Flavin. Notably, she was included in the "1961 'Whitney Annual'" at the Whitney Museum of American Art in New York. Though Kusama exhibited her "Narcissus Garden" (1966) with the support of Lucio Fontana, alongside the 33rd Venice Biennale in 1966, it was not until 1993, that she officially returned to represent Japan at the 45th edition of the show. As of April 20, 2023, Kusama continues to maintain her studio practice, and is represented by several major galleries, including David Zwirner Gallery and Victoria Miro Gallery.





YAYOI KUSAMA



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. "Sharpe Ratio" can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Yayoi Kusama has a risk-adjusted appreciation of 1.33. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by Yayoi Kusama have a record price compound annual growth rate ("CAGR") of 25.1% from October 9, 1992 to December 31, 2022. This calculation is based on (i) a record price of $10,000 on October 9, 1992, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $8,800,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Yayoi Kusama is 24.1%, which is based on 132 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Yayoi Kusama was May 15, 1998, and ending on the last date a repeat sale occurred for such artist, which in the case of Yayoi Kusama was December 1, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

5. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

6. The table captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Yayoi Kusama with the following criteria: all white nets executed post 2000, measuring from 30 by 30 inches to 65 by 65 inches. The set excludes atypical formed nets and silver nets. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 21.2% CAGR implied from selected sales occurring from May 11, 2006 to April 5, 2023.

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